SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549



                                  FORM 8-K



                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report: (Date of earliest event reported) December 31, 1996



                            CORNING INCORPORATED
           (Exact name of registrant as specified in its charter)



New York                           1-3247         16-0393470
(State or other jurisdiction       (Commission    (I.R.S. Employer
of incorporation)                  File Number)   Identification No.)



One Riverfront Plaza, Corning, New York                          14831
(Address of principal executive offices)                         (Zip Code)
(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events

Attached for filing as an exhibit hereto is the item listed in "Item 7 -- Financial Statements, Pro Forma Financial Information and Exhibits" below. Such item is being filed in connection with the offering by Corning Incorporated of $500,000,000 aggregate principal amount of its Medium-Term Notes due from 9 months to 30 years from Date of Issue.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.



Exhibits:

The Registrant's press release of January 27, 1997.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                       CORNING INCORPORATED
                                                       Registrant



Date:  January 27, 1997                 By   /s/   KATHERINE A. ASBECK
                                                   Katherine A. Asbeck
                                                   Chief Accounting Officer

                                                     Media Relations Contact:
                                                         Kathryn C. Littleton
                                                               (607) 974-8206


IMMEDIATE RELEASE
     January 27, 1997
                        Corning Incorporated Reports
                  Fourth Quarter and Full Year 1996 Results
                   Performance in Line with Expectations;
      On Track for Growth in Core Operations and Developing Businesses

     CORNING, N.Y., Jan. 27 - Corning Incorporated (NYSE:GLW) said today that net income from continuing operations for its fourth quarter ended Dec. 31, 1996, totaled $91.3 million, an increase of 28 percent compared with adjusted 1995 fourth quarter net income from continuing operations of $71.5 million. Fourth quarter earnings per share from continuing operations totaled $0.40, an increase of 29 percent compared with 1995.
     Adjustments to fourth quarter 1995 results relate to the change to Corning's accounting calendar which became effective January 1, 1996.
     For the full year 1996, Corning reported net income from continuing operations of $342.9 million, or $1.50 per share, compared with a net loss of $71.5 million, or $0.32 per share, in 1995. Excluding restructuring charges and the impact of fully reserving our investment in Dow Corning Corporation in 1995, Corning's 1996 net income and earnings per share from continuing operations increased 16 percent over 1995.
     Sales from Corning's continuing operations for the fourth quarter 1996 were $990.1 million, an increase of 16 percent over adjusted 1995 levels.
For 1996, sales from continuing operations were $3.7 billion, an increase of 12 percent compared with 1995 sales of $3.3 billion.


                                   -more-

Equity company results increased 80 percent in the fourth quarter compared with adjusted 1995 results and for the full year rose 28 percent due to excellent results in the international optical fiber equity companies; EuroKera, a specialty glass equity venture with St. Gobain; and Samsung-Corning Company Ltd. in South Korea.
     Corning Board Chairman and Chief Executive Officer Roger G. Ackerman indicated that sales and earnings increases in the fourth quarter and full year were attributable to strong performance in most core businesses.
     "We're especially pleased with the performance of the optical fiber and optical cable businesses, where demand is strong due to fiber hungry global markets, and with the emergence of opto-electronic components as a strong contributor.
     "We also enjoyed very strong performance in environmental products, both in terms of market penetration and manufacturing productivity," continued Mr. Ackerman. "Growth at Corning Costar resumed nicely for products for pharmaceutical research and demand increased significantly for high-purity fused silica glass for semiconductors. In addition, profitability improved substantially for consumer products and glass laboratory products due to ongoing cost reduction programs.
     "Results from our television products businesses, however, were below the previous year due to significant expansion related spending and a temporary softness in market demand; and Quanterra, our environmental services company, continues to struggle in a difficult industry."
     "The year ahead will see a number of growth initiatives," said Mr. Ackerman "We are further expanding our reach in telecommunications beyond fiber and cable by developing new opportunities to be the supplier of choice for high-reliability passive optical components. Our liquid crystal display glass business, geared today for the lap-top computer market, is making breakthrough advances in manufacturing technology which resulted in improved results in the second half of 1996. We are also doubling our manufacturing capacity to supply high-purity fused silica glass, a key component for the next generation of semiconductor equipment."
                                     -more-

     "Corning enters 1997 as a fundamentally changed organization now that the spin off of the Health Care Services segment is complete; a newly aligned management team is in place; and our strategy is clear.
     "We are focused on attractive international markets where we can apply our materials and process technology leadership to generate superior growth in our communications, environmental and advanced materials businesses. We continue to build on our leadership in glass, ceramics and photonics; we are extending our capabilities in polymers and surfaces; and, as always, in keeping with our history, we endeavor to create entirely new technologies," concluded Mr. Ackerman.
     At year end, Corning completed the spin-off of its Health Care Services segment creating two independent companies: Covance Inc. (NYSE:CVD) and Quest Diagnostics Incorporated (NYSE:DGX). In connection with the spin-off, Corning recognized a fourth-quarter loss from discontinued operations of $4.7 million, or $0.02 per share, due to the final accounting for estimates recorded in the second quarter of 1996. Including the loss from discontinued operations, Corning recorded net income of $86.6 million, or $0.38 per share, in the fourth quarter; and net income of $175.6 million, or $0.76 per share, in 1996.
     Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest growing segments of the world's economy.
Corning manufactures optical fiber, cable and components, high-performance glass and components for televisions, and other electronic displays for communications and communications-related industries; advanced materials for scientific, and environmental markets; and consumer products.

                                    -30-

Investor Relations Contact:                 Richard B. Klein (607) 974-8313
                                            Katherine M. Dietz (607) 974-8217

Corning Incorporated and Subsidiary Companies
Consolidated Statements of Income
(In millions, except per-share amounts)


                                                       Three    Twelve
                                  Year      Year      Months     Weeks
                                 Ended      Ended      Ended     Ended
                                Dec. 31,  Dec. 31,   Dec. 31,  Dec. 31,
                                  1996      1995       1996      1995

                                                         (unaudited)
Revenues
 Net sales                      $3,651.6   $3,257.1  $ 990.1    $ 814.5
 Royalty, interest,
    and dividend income            32.9       30.6       8.9        7.7
                                --------   ---------  -------    --------

                                3,684.5    3,287.7     999.0      822.2

Deductions
 Cost of sales                  2,258.9    2,032.6     622.0      520.4
 Selling, general and
    administrative expenses       639.8      556.2     169.7      142.4
 Research and development
    expenses                      191.3      175.7      53.8       45.3
 Provision for restructuring
    and other special charges                 26.5
 Interest expense                  69.1       69.3      15.3       16.5
 Other, net                        38.1       21.3      18.4        3.6
                                --------    -------   --------   --------


Income from continuing
   operations before
   taxes on income                487.3      406.1     119.8       94.0
Taxes on income from
   continuing operations          163.2      118.2      40.1       25.3

Income from continuing
  operations before minority
  interest and equity earnings    324.1      287.9      79.7       68.7
Minority interest in earnings of
  subsidiaries                    (52.6)     (64.4)    (11.6)     (13.0)
Dividends on convertible
   preferred securities
   of subsidiary                  (13.7)     (13.7)     (3.4)      (3.2)
Equity in earnings (losses) of
  associated companies:
 Other than
  Dow Corning Corporation          85.1       66.7      26.6       17.8
 Dow Corning Corporation                    (348.0)
                                 -------   ---------  --------   -------
Income (loss) from continuing
  operations                      342.9      (71.5)     91.3       70.3
Income (loss) from
  discontinued operations,
   net of income taxes           (167.3)      20.7      (4.7)      13.2
                                 -------   ---------  ---------  -------
Net Income (Loss)               $ 175.6    $ (50.8)  $  86.6    $  83.5



Per Common Share:
 Continuing operations          $  1.50    $  (0.32) $   0.40   $  0.31
 Discontinued operations          (0.74)       0.09     (0.02)     0.06
                               ==========  ==========  =======   =======
Net Income (Loss)               $  0.76    $  (0.23) $   0.38   $  0.37



Dividends Declared              $  0.72    $   0.72  $   0.18   $  0.18




Weighted Average
  Shares Outstanding              227.1      226.6     225.9      226.7




The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In millions)
                                 Dec. 31, 1996 Dec. 31, 1995


         Assets
Current Assets
  Cash and short-term investments   $ 223.2        $ 187.6
  Receivables, net                    566.3          479.5
  Inventories                         498.5          426.5
  Deferred taxes on income and
     other current assets             130.7          102.8
                                    -------        --------
Total Current Assets                1,418.7        1,196.4

Investments                           337.2          364.9

Plant and Equipment, Net            1,977.7        1,599.6


Goodwill and
Other Intangible Assets, Net          330.4          330.8

Other Assets                          257.3          305.3


                                                   1,664.7
                                    ---------     ---------
                                    $4,321.3       $5,461.7



  Liabilities and Stockholders' Equity


  Loans payable                     $  53.9        $ 143.1
  Accounts payable                    268.9          202.6
  Other accrued liabilities           484.7          396.3
                                    -------        --------
  Total current liabilities           807.5          742.0

 Other Liabilties                     646.2          618.3
 Loans Payable Beyond One Year      1,208.5        1,340.0
 Minority Interest in
   Subsidiary Companies               310.7          269.8
Convertible Preferred Securities
   of Subsidiary                      365.1          364.7
Convertible Preferred Stock            22.2           23.9
Common Stockholders' Equity           961.1        2,103.0
                                    -------       --------
                                   $4,321.3      $5,461.7
                                   ========      =========


The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 4, 1996


(1) Earnings per common share are computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding were 225.9 million and 227.1 million for the fourth quarter and year ended December 31, 1996 and 226.7 million and 226.6 million, respectively, for the same periods in 1995. Series B preferred dividends amounted to $0.4 million and $1.9 million for the fourth quarter and year ended December 31, 1996 and $0.5 million and $2.0 million, respectively, for the same periods in 1995.

(2) Depreciation and amortization charged to continuing operations during the years ended December 31, 1996 and 1995 totaled $288.1 million and $251.6 million, respectively.

(3) Corning's effective tax rate for continuing operations was 33.5% for the fourth quarter and year ended December 31, 1996 and 27% and 29%, respectively, for the same periods in 1995. The lower 1995 rate was due to a higher percentage of Corning's earnings being from consolidated entities with lower effective tax rates and the second quarter 1995 restructuring charge.

(4) Effective January 1, 1996, Corning made several changes to its accounting calendar to make Corning's results more comparable with other companies and to enable Corning to report results of certain subsidiaries on a more current basis.

     Fourth quarter 1995 financial statements were not restated for the calendar change. The following table presents unaudited pro forma results for the fourth quarter 1995 as if this change had occurred at the beginning of 1995 (in millions, except per-share amounts):

                                          Three
                                       Months Ended
                                    December 31, 1995
                                    -----------------

     Sales                               $ 853.8
                                         =======


     Net income
      Continuing operations              $  71.5
      Discontinued operations               12.5
                                         -------
     Net income                          $  84.0
                                         =======


     Net income per common share
      Continuing operations              $  0.31
      Discontinued operations               0.06
                                        --------

     Net income per common share         $  0.37
                                        ========

(5) On May 15, 1995, Dow Corning Corporation (a 50%-owned equity company) voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result of this action, Corning recorded an after-tax charge of $365.5 million, or $1.62 per share, in the second quarter of 1995 to fully reserve its investment in Dow Corning Corporation.

     Corning also discontinued recognition of equity earnings from Dow Corning Corporation beginning in the second quarter of 1995. Corning recognized equity earnings from Dow Corning Corporation of $17.5 million in the first quarter of 1995.

(6) In the second quarter of 1995, Corning recorded a restructuring charge in continuing operations totaling $26.5 million ($16.1 million after tax) or $0.07 per share.

(7) In May 1996, Corning's Board of Directors approved a plan to distribute to its shareholders on a pro rata basis all of the shares of Quest Diagnostics Incorporated (formerly Corning Clinical Laboratories Inc.) and Covance Inc. (formerly Corning Pharmaceutical Services, Inc.) (the Distributions). On December 31, 1996, Corning completed the Distributions. Prior to the Distributions, Corning received a ruling from the Internal Revenue Service that the Distributions are tax-free to Corning and its shareholders. As a result of the Distributions, Quest Diagnostics and Covance became independent publicly traded companies. Corning's consolidated financial statements report these companies, which formerly comprised Corning's Health Care Services segment, as discontinued operations.

     During the fourth quarter, Corning recorded a loss in discontinued operations totaling $4.7 million after-tax related to the final accounting for estimates recorded in the second quarter of 1996.

     The loss from discontinued operations for the year ended 1996 totaled $167.3 million. It includes the $4.7 million fourth quarter after-tax charge discussed above, a $115 million after-tax charge recorded in the third quarter, a $56.8 million after-tax charge recorded in the second quarter offset by $9.2 million of income recognized in the first quarter. The third quarter charge primarily related to a charge taken by Quest Diagnostics to increase reserves related to government investigations of billing practices of certain clinical laboratories acquired by Quest Diagnostics in 1993 and 1994. The second quarter charge includes the estimated costs related to the Distributions and a charge to increase reserves for government claims, offset by the estimated results of operations of the businesses to be distributed from April 1, 1996, through December 31, 1996.

     Corning has agreed to indemnify Quest Diagnostics on an after-tax basis for the settlement of claims relating to billing practices of Quest Diagnostics that were pending at December 31, 1996. Coincident with the Distributions, Corning recorded a payable to Quest Diagnostics of approximately $25 million which is equal to management's best estimate of amounts which are probable of being paid by Corning to Quest Diagnostics to satisfy the remaining indemnified claims on an after-tax basis.

     Although management believes that established reserves for indemnified claims are sufficient, it is possible that additional information may become available which may cause the final resolution of these matters to exceed established reserves by an amount which could be material to Corning's results of operations and cash flow in the period in which such claims are settled. Corning does not believe that these issues will have a material adverse impact on Corning's overall financial condition.